Exhibit (99.2)
EASTMAN KODAK COMPANY

Press contact:
Frank Young-Halvorsen, Kodak A/S Norway: +47 90 54 18 13

Kodak Nordic Takes Step to Full Digital Focus and Closes
Lab at Mastemyr, Oslo

Oslo 27 October 2004 - Kodak Nordic announces today its intention to close the wholesale lab operations at Mastemyr outside Oslo. 75 permanent employees will be affected immediately. The background is a steep decline in the analogue market, which started already in early 2003.

- The skilled employees at Mastemyr have done a great job and for many years they have secured high quality and production levels, despite the market turndown. We will now concentrate on supporting them as much as possible, says sier Frank Young-Halvorsen, General Manager of Kodak AS in
Norway.

In the latter part of 2003 and in 2004 (analogue) markets have declined much more steeply than anyone expected. The total Nordic market decline in the analog business is 29% so far this year. At the same time sales of digital cameras exceed all estimates. 94% of all new cameras sold in Norway today are digital. Only Japan sells more digital cameras per capita than Norway.

Already in early 2003 Eastman Kodak redefined its strategy due to a rapidly declining (analogue) volume in wholesale labs and eroding margins, and a number of European labs have been closed in all European countries since then.
Today's announcement in Oslo is in the framework of the corporate digital strategy announced by Eastman Kodak
Company in September 2003 to accelerate investments in digital imaging and concentrate resources to areas with strong growth potential.

- The company is accelerating its consumer digital imaging strategy, responding to changing consumer preferences regarding digital output solutions, says Frank Young-
Halvorsen. The objective with this strategic decision is to allow complete focus on the variety of offerings to the digital consumer photographer. We choose to exit the processing business in order to fully focus on all digital output solutions where Kodak has leading technology in Picture Maker-kiosks, printing docks and online solutions.
In 2005 more than half of Eastman Kodak's revenue will come from digital products, and with rising profit.

All volumes and orders will be transferred to Vastsvenska
Fotolaboratoriet (VSFL) in Sweden as soon at is possible to do it safely and effectively from a customer point of view.


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- All our customers will be able to continue with the
popular Kodak Pictures program, and our customers can still buy Kodak film and paper where they are used to do so. VSFL that takes over the processing have a high reputation and "state of the art" processors to deliver high quality prints on Kodak paper.



About Eastman Kodak Company and Infoimaging

Kodak is the leader in helping people take, share, print and view images - for memories, for information, for entertainment. The company is a major participant in infoimaging, a $385 billion industry composed of devices
(digital cameras and flat-panel displays), infrastructure
(online networks and delivery systems for images) and services & media (software, film and paper enabling people to access, analyze and print images). With sales of $13.3 billion in 2003, the company comprises several businesses:
Health, supplying the healthcare industry with traditional and digital image capture and output products and services;
Graphic Communications Group, offering on-demand color printing and networking publishing systems consisting of three wholly owned subsidiaries: Encad, Inc., NexPress
Solutions, and Kodak Versamark; Commercial Imaging, offering image capture, output and storage products and services to businesses and government; Display &
Components, which designs and manufactures state-of-the-art organic light-emitting diode displays as well as other specialty materials, and delivers imaging sensors to original equipment manufacturers; and Digital & Film
Imaging Systems, providing consumers, professionals and cinematographers with digital and traditional products and services.